Exhibit 99.1

Bridgewater Bancshares, Inc. Announces Fourth Quarter 2020 Financial Results

Bridgewater Bancshares, Inc. (Nasdaq: BWB) (the Company), the parent company of Bridgewater Bank (the Bank), today announced net income of $5.0 million, or $0.17 per diluted common share, for the fourth quarter of 2020, compared to net income of $7.2 million, or $0.25 per diluted common share, for the third quarter of 2020, and net income of $8.6 million, or $0.29 per diluted common share, for the fourth quarter of 2019. The net income decline in the fourth quarter of 2020 was primarily attributable to FHLB prepayment fees of $5.6 million.

“2020 has been an unprecedented year on many levels but despite the challenges faced, the Company excelled through adversity. With the team’s steadfast commitment, we grew BWB’s client base, fast tracked technology initiatives, meaningfully lowered our cost of funds, and delivered double-digit growth. We are extremely proud of the team’s unwavering dedication to serve our clients, our shareholders, and our communities in this volatile environment,” commented Chairman, Chief Executive Officer, and President, Jerry Baack. “This quarter’s results include a significant non-recurring charge of $5.6 million related to prepayment penalties on the early retirement of FHLB advances. Given the historically low interest rate environment and extraordinary deposit inflows during the year, the Company took the opportunity to remove inefficient, longer term FHLB advances from the balance sheet. While this non-recurring charge overshadows strong, near-term operating results, this strategic action better orients the balance sheet, improves the net interest margin outlook and future earnings power of the Company. As we look to 2021, we remain nimble and well positioned to perform in the current environment with strong core earnings, capital levels well in excess of regulatory thresholds, adequate loan loss reserves, and solid credit quality.”

Fourth Quarter 2020 Financial Results

			Diluted	Nonperforming	Adjusted
ROA	PPNR ROA (1)	ROE	earnings per share	assets to total assets	efficiency ratio (1)
0.70%	2.30%	7.45%	$0.17	0.03%	36.6%

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

Linked-Quarter Highlights

●	The fourth quarter results included $5.6 million of prepayment fees related to the early extinguishment of $69.0 million of FHLB term advances, which had a weighted average rate of 2.85%.

●	Net income for the fourth quarter of 2020 totaled $9.3 million, or $0.32 per diluted common share, when excluding the FHLB prepayment fees and tax-adjusting at an effective rate of 23.8%.

●	Annualized return on average assets (ROA) and annualized return on average common equity (ROE) for the fourth quarter of 2020 were 1.31% and 13.86%, respectively, when excluding the FHLB prepayment fees and tax-adjusting at an effective rate of 23.8%.

●	Annualized pre-provision net revenue return on average assets (PPNR ROA), a non-GAAP financial measure, was 2.30% for the fourth quarter of 2020, compared to 1.94% for the third quarter of 2020.

●	Net interest margin increased 33 basis points from 3.28% for the third quarter of 2020 to 3.61% for the fourth quarter of 2020, primarily due to the accelerated recognition of Paycheck Protection Program (PPP) loan fees and continued reduction in the cost of interest bearing liabilities.

●	Cost of interest bearing deposits declined 25 basis points to 0.96% in the fourth quarter of 2020, compared to 1.21% in the third quarter of 2020.

●	The adjusted efficiency ratio, a non-GAAP financial measure which excludes the impact of certain non-routine income and expenses from noninterest expense, was 36.6% for the fourth quarter of 2020, compared to 41.7% for the third quarter of 2020.

●	A loan loss provision of $3.9 million was recorded for the fourth quarter of 2020, primarily due to increased allocations for economic factors associated with the COVID-19 pandemic and strong organic loan growth. The allowance for loan losses to total loans was 1.50% at December 31, 2020, compared to 1.39% at September 30, 2020. The allowance for loan losses to total loans, excluding $138.5 million of PPP loans, was 1.59% at December 31, 2020, compared to 1.51% at September 30, 2020.

●	Loan modification balances as a percent of totals loans, excluding PPP loans, decreased from 9.2% at the end of the third quarter of 2020 to 3.0% at the end of the fourth quarter of 2020.

●	The Company repurchased 624,933 shares of common stock at a weighted average price of $11.18 for a total of $7.0 million during the fourth quarter of 2020.

Annual 2020 Highlights

●	Diluted earnings per common share for the year ended December 31, 2020 were $0.93, compared to $1.05 for the year ended December 31, 2019. Diluted earnings per common share for the year ended December 31, 2020 were $1.12, when excluding the $7.0 million of FHLB prepayment fees and tax-adjusting at an effective tax rate of 23.8%.

●	Pre-provision net revenue, a non-GAAP financial measure, was $54.7 million for the year ended December 31, 2020, an increase of 25.1%, compared to $43.7 million for the year ended December 31, 2019. PPNR ROA, a non-GAAP financial measure, was 2.09% for the year ended December 31, 2020, compared to 2.07% for the year ended December 31, 2019.

●	The adjusted efficiency ratio, a non-GAAP financial measure which excludes the impact of certain non-routine income and expenses from noninterest expense, was 40.5% for the year ended December 31, 2020, compared to 43.3% for the year ended December 31, 2019.

●	Extinguished $94.0 million of FHLB term advances with a weighted average rate of 2.83%, incurring $7.0 million of prepayment fees.

●	Gross loans increased $414.4 million at December 31, 2020, or 21.7%, compared to December 31, 2019. Excluding $138.5 million of PPP loans, gross loans increased 14.4%, at December 31, 2020, compared to December 31, 2019.

●	Deposits increased $678.3 million at December 31, 2020, or 37.2%, compared to December 31, 2019. Excluding brokered deposits and remaining PPP loan funds, deposits increased 27.8% at December 31, 2020, compared to December 31, 2019.

●	Tangible book value per share, a non-GAAP financial measure, increased 11.8%, or $0.98, to $9.31 at December 31, 2020, compared to $8.33 at December 31, 2019.

●	Net loan charge-offs as a percentage of average loans were 0.02% for the year ended December 31, 2020, compared to 0.01% for the year ended December 31, 2019.

●	The ratio of nonperforming assets to total assets was 0.03% at December 31, 2020, compared to 0.02% at December 31, 2019.

Recent Developments

The outbreak of the novel coronavirus, or COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020, has continued to create uncertainty and extraordinary change for the Company, its clients, its communities and the country as a whole. In response to this pandemic, the Company rapidly deployed its business continuity plan and continues to take steps to protect the health and safety of its employees and clients. Given the fluidity of the situation, management cannot estimate the duration and full impact of the COVID-19 pandemic on the economy, financial markets and the Company’s financial condition and results of operations.

The Company’s primary banking market area is in the Minneapolis-St.Paul-Bloomington, MN-WI Metropolitan Statistical Area. In November 2020, Minnesota’s Governor issued a number of new restrictions impacting business and gatherings due to a significant increase in positive COVID-19 cases within the state. The new restrictions closed gyms and entertainment spaces and limited restaurants to take-out operations only. In January 2021, the November restrictions were eased on restaurants, gyms and entertainment spaces to allow the businesses to operate with limited capacity. The Company’s branch operations, including openings and any restrictions, continue to operate in compliance with fluid statewide mandates, maintaining the safety of employees and clients as the utmost priority, all the while attempting to ensure clients' diverse banking needs are met.

The Company participated in the Small Business Administration’s (SBA) PPP, which stemmed from the Coronavirus Aid, Relief and Economic Security, or CARES, Act that was signed into law on March 27, 2020. As of December 31, 2020, PPP principal loan balances totaled $138.5 million, compared to $181.6 million at September 30, 2020. Beginning in October 2020, the SBA began forgiving PPP loans. During the fourth quarter of 2020, the Company recognized $1.7 million in PPP deferred origination fees, including approximately $1.1 million from the forgiveness of $43.1 million of loans.

The SBA reopened the PPP loan program as authorized by the Economic Aid to Hard-Hit Small Businesses, Non-Profits, and Venues Act, which was signed into law on December 27, 2020 (Economic Aid Act). The Company intends to participate in originating additional PPP loans under the Economic Aid Act through the new application deadline of March 31, 2021. As of January 25, 2021, the Company has submitted 203 loans totaling $29.8 million to the SBA under the reopened program.

The Company continues to monitor the loan portfolio and work with clients to provide relief when appropriate. The Company has developed programs for clients who are experiencing business and personal disruptions due to the COVID-19 pandemic by providing loan payment deferrals, interest-only, and extended amortization modifications. In accordance with interagency regulatory guidance and the CARES Act, qualifying loans modified in response to the COVID-19 pandemic will not be considered troubled debt restructurings. New modification activity was limited in the fourth quarter of 2020. The Company had 26 modified loans totaling $66.6 million outstanding as of December 31, 2020, representing 3.0% of the total loan portfolio, excluding PPP loans.

The following table presents a rollforward of loan modification activity, by modification type, from September 30, 2020 to December 31, 2020:

(dollars in thousands)	Interest-Only	Payment Deferral	Extended Amortization	Total
Principal Balance - September 30, 2020	$160,885	$30,496	$—	$191,381
Modification Expired	(112,150)	(30,496)	—	(142,646)
Multiple Modifications Granted	21,362	597	4,834	26,793
New Modifications	1,545	16	—	1,561
Net Principal Advances (Payments)	(10,537)	—	—	(10,537)
Principal Balance - December 31, 2020	$61,105	$613	$4,834	$66,552

The following table presents a summary of active loan modifications, by loan segment and modification type, at December 31, 2020:

	Interest-Only		Payment Deferral		Extended Amortization		Total
(dollars in thousands)	Amount	# of Loans	Amount	# of Loans	Amount	# of Loans	Amount	# of Loans
Commercial	$5,212	9	$—	—	$4,834	1	$10,046	10
Real Estate Mortgage:
1 - 4 Family Mortgage	48	1	—	—	—	—	48	1
Multifamily	23,636	1	—	—	—	—	23,636	1
CRE Owner Occupied	—	—	613	3	—	—	613	3
CRE Nonowner Occupied	32,209	11	—	—	—	—	32,209	11
Totals	$61,105	22	$613	3	$4,834	1	$66,552	26

Modifications have been granted on a case-by-case basis based on the specific needs and circumstances affecting each borrower. Interest-only modifications have been primarily granted for three to six-month periods, but range up to twelve months. Payment deferral modifications have been granted for three to six-month periods.

Key Financial Measures

I'
	As of and for the Three Months Ended			As of and for the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Per Common Share Data
Basic Earnings Per Share	$0.18	$0.25	$0.30	$0.95	$1.07
Diluted Earnings Per Share	0.17	0.25	0.29	0.93	1.05
Book Value Per Share	9.43	9.25	8.45
Tangible Book Value Per Share (1)	9.31	9.13	8.33
Basic Weighted Average Shares Outstanding	28,179,768	28,683,855	28,833,576	28,582,064	29,358,644
Diluted Weighted Average Shares Outstanding	28,823,384	29,174,601	29,561,103	29,170,220	29,996,776
Shares Outstanding at Period End	28,143,493	28,710,775	28,973,572

Selected Performance Ratios
Return on Average Assets (Annualized)	0.70%	1.05%	1.53%	1.04%	1.49%
Pre-Provision Net Revenue Return on Average Assets (Annualized) (1)	2.30	1.94	2.09	2.09	2.07
Return on Average Common Equity (Annualized)	7.45	10.84	14.16	10.51	13.50
Return on Average Tangible Common Equity (Annualized) (1)	7.55	10.98	14.37	10.65	13.72
Yield on Interest Earning Assets	4.46	4.30	5.01	4.51	5.01
Yield on Total Loans, Gross	4.89	4.73	5.33	4.90	5.31
Cost of Interest Bearing Liabilities	1.24	1.50	1.96	1.53	2.03
Cost of Total Deposits	0.69	0.87	1.34	0.93	1.42
Net Interest Margin (2)	3.61	3.28	3.65	3.46	3.59
Efficiency Ratio (1)	59.0	42.3	49.6	49.0	47.4
Adjusted Efficiency Ratio (1)	36.6	41.7	44.3	40.5	43.3
Noninterest Expense to Average Assets (Annualized)	2.16	1.42	1.87	1.73	1.75
Adjusted Noninterest Expense to Average Assets (Annualized) (1)	1.34	1.40	1.67	1.44	1.59
Loan to Deposit Ratio	93.0	99.4	104.9
Core Deposits to Total Deposits	78.1	77.1	80.7
Tangible Common Equity to Tangible Assets (1)	8.96	9.46	10.65

Capital Ratios (Bank Only) (3)
Tier 1 Leverage Ratio	10.89%	11.24%	11.01%
Tier 1 Risk-based Capital Ratio	12.12	12.60	11.72
Total Risk-based Capital Ratio	13.37	13.85	12.16

Capital Ratios (Consolidated) (3)
Tier 1 Leverage Ratio	9.28%	9.83%	10.69%
Tier 1 Risk-based Capital Ratio	10.35	11.03	11.39
Total Risk-based Capital Ratio	14.58	15.45	12.98

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.
(2)	Amounts calculated on a tax-equivalent basis using the statutory federal tax rate of 21%.
(3)	Preliminary data. Current period subject to change prior to filings with applicable regulatory agencies.

Selected Financial Data

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2020	2020	2020	2020	2019
Selected Balance Sheet Data
Total Assets	$2,927,345	$2,774,564	$2,754,463	$2,418,730	$2,268,830
Total Loans, Gross	2,326,428	2,259,228	2,193,778	2,002,817	1,912,038
Allowance for Loan Losses	34,841	31,381	27,633	24,585	22,526
Goodwill and Other Intangibles	3,296	3,344	3,391	3,439	3,487

Deposits	2,501,636	2,273,044	2,242,051	1,900,127	1,823,310
Tangible Common Equity (1)	262,109	262,088	253,799	244,704	241,307
Total Shareholders' Equity	265,405	265,432	257,190	248,143	244,794
Average Total Assets - Quarter-to-Date	2,816,032	2,711,755	2,622,272	2,317,040	2,221,370
Average Common Equity - Quarter-to-Date	265,716	263,195	255,109	250,800	240,188

(1)Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands)	2020	2020	2019	2020	2019
Selected Income Statement Data
Interest Income	$30,699	$28,493	$27,419	$114,826	$103,778
Interest Expense	5,858	6,814	7,491	26,862	29,646
Net Interest Income	24,841	21,679	19,928	87,964	74,132
Provision for Loan Losses	3,900	3,750	600	12,750	2,700
Net Interest Income after Provision for Loan Losses	20,941	17,929	19,328	75,214	71,432
Noninterest Income	986	1,157	1,112	5,839	3,826
Noninterest Expense	15,258	9,672	10,489	45,387	36,932
Income Before Income Taxes	6,669	9,414	9,951	35,666	38,326
Provision for Income Taxes	1,690	2,240	1,380	8,472	6,923
Net Income	$4,979	$7,174	$8,571	$27,194	$31,403

Income Statement

Net Interest Income

Net interest income was $24.8 million for the fourth quarter of 2020, an increase of $3.2 million, or 14.6%, from $21.7 million in the third quarter of 2020, and an increase of $4.9 million, or 24.7%, from $19.9 million in the fourth quarter of 2019. The linked-quarter and year-over-year increases in net interest income were primarily due to growth in average interest earning assets, lower rates paid on deposits, and the recognition of PPP loan origination fees, offset partially by declining yields on loans. Average interest earning assets were $2.76 billion for the fourth quarter of 2020, an increase of $103.7 million, or 3.9%, from $2.66 billion for the third quarter of 2020, and an increase of $570.5 million, or 26.1%, from $2.19 billion for the fourth quarter of 2019. This increase in average interest earning assets during both periods was primarily due to continued organic growth in the loan portfolio, as well as the funding of PPP loans.

Net interest margin (on a fully tax-equivalent basis) for the fourth quarter of 2020 was 3.61%, a 33 basis point increase from 3.28% in the third quarter of 2020, and a 4 basis point decrease from 3.65% in the fourth quarter of 2019.

While the origination volume of PPP loans earning 1.00% negatively impacted net interest margin, the recognition of fees associated with the originations benefited net interest margin in the fourth quarter. The SBA began forgiving PPP loans in October of 2020, which accelerated the recognition of PPP fees in the fourth quarter of 2020. The Company recognized $1.7 million of PPP origination fees during the fourth quarter of 2020, compared to $716,000 during the third quarter of 2020. The elevated fee recognition is illustrated in the 5.05% PPP loan yield for the fourth quarter of 2020 compared to 2.57% for the third quarter of 2020. Even with headwinds surrounding earning asset yields, the Company was encouraged by another quarter of meaningful deposit repricing that ultimately translated to net interest margin expansion. The cost of total deposits declined 18 basis points to 0.69% in the fourth quarter of 2020, compared to 0.87% in the third quarter of 2020.

Given the volatility of 2020 and competing dynamics on both sides of the balance sheet, the Company was pleased to report only a 4 basis point decline in the net interest margin on a year-over-year basis. Despite a significant reduction in interest bearing deposit costs over the year, the historically low interest rate environment coupled with a more liquid balance sheet mix pressured earning asset yields lower and ultimately compressed the net interest margin. Furthermore, the Company’s subordinated debenture issuance and the PPP loan origination volumes, both occurring during the second quarter of 2020, had a negative impact on the net interest margin during the year.

Interest income was $30.7 million for the fourth quarter of 2020, an increase of $2.2 million, or 7.7%, from $28.5 million in the third quarter of 2020, and an increase of $3.3 million, or 12.0%, from $27.4 million in the fourth quarter of 2019. The yield on interest earning assets (on a fully tax-equivalent basis) was 4.46% in the fourth quarter of 2020, compared to 4.30% in the third quarter of 2020, and 5.01% in the fourth quarter of 2019. The linked-quarter increase in the yield on interest earning assets was due primarily to the recognition of $1.7 million of PPP loan origination fees, offset partially by lower market rates resulting in lower loan and security yields. The year-over-year decrease in the yield on interest earning assets was primarily due to the falling interest rate environment resulting in lower loan and security yields, the impact of PPP loans originated at a meaningfully lower rate than the aggregate loan portfolio yield, and an increase in cash balances due to extraordinary deposit inflows.

Loan interest income and loan fees remain the primary contributing factors to the changes in yield on interest earning assets. The aggregate loan yield, excluding PPP loans, decreased to 4.87% in the fourth quarter of 2020, which was 6 basis points lower than 4.93% in the third quarter of 2020, and 46 basis points lower than 5.33% in the fourth quarter of 2019. While loan fees have maintained a stable contribution to the aggregate loan yield, the historically low yield curve has resulted in a declining core yield on loans in comparison to both prior periods.

A summary of interest and fees recognized on loans, excluding PPP loans, for the periods indicated is as follows:

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Interest	4.59%	4.69%	4.76%	4.90%	5.00%
Fees	0.28	0.24	0.25	0.27	0.33
Yield on Loans, Excluding PPP Loans	4.87%	4.93%	5.01%	5.17%	5.33%

Interest expense was $5.9 million for the fourth quarter of 2020, a decrease of $956,000, or 14.0%, from $6.8 million in the third quarter of 2020, and a decrease of $1.6 million, or 21.8%, from $7.5 million in the fourth quarter of 2019. The cost of interest bearing liabilities declined 26 basis points on a linked-quarter basis from 1.50% in the third quarter of 2020 to 1.24% in the fourth quarter of 2020, primarily due to lower rates paid on deposits. On a year-over-year basis, the cost of interest bearing liabilities decreased 72 basis points from 1.96% in the fourth quarter of 2019 to 1.24% in the fourth quarter of 2020 primarily due to lower rates paid on deposits, offset partially by strong growth of interest bearing deposits and additional subordinated debentures.

Interest expense on deposits was $4.1 million for the fourth quarter of 2020, a decrease of $761,000, or 15.7%, from $4.8 million in the third quarter of 2020, and a decrease of $2.0 million, or 32.7%, from $6.1 million in the fourth quarter of 2019. The cost of total deposits declined 18 basis points on a linked-quarter basis from 0.87% in the third quarter of 2020, and declined 65 basis points on a year-over-year basis from 1.34% in the fourth quarter of 2019, to 0.69% in the fourth quarter of 2020, primarily due to deposit rate cuts consistent with a lower rate environment and the repricing of time deposits.

Given strong deposit growth and ample time deposit maturities over the next 12 months, the Company anticipates continued deposit repricing opportunities in the future. Moreover, the significant FHLB de-leveraging strategy executed in the fourth quarter of 2020 will begin to manifest lower interest bearing liability costs in subsequent quarters.

A summary of the Company’s average balances, interest yields and rates, and net interest margin for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019 is as follows:

	For the Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average	Interest	Yield/	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$79,896	$32	0.16%	$101,787	$42	0.16%	$45,818	$150	1.30%
Investment Securities:
Taxable Investment Securities	290,093	1,632	2.24	256,808	1,389	2.15	168,911	1,228	2.88
Tax-Exempt Investment Securities (1)	81,370	888	4.34	82,579	900	4.33	95,015	1,019	4.26
Total Investment Securities	371,463	2,520	2.70	339,387	2,289	2.68	263,926	2,247	3.38
Paycheck Protection Program Loans (2)	165,099	2,097	5.05	181,397	1,173	2.57	—	—	—
Loans (1)(2)	2,136,229	26,168	4.87	2,025,410	25,081	4.93	1,872,234	25,132	5.33
Total Loans	2,301,328	28,265	4.89	2,206,807	26,254	4.73	1,872,234	25,132	5.33
Federal Home Loan Bank Stock	6,856	92	5.35	7,901	127	6.38	7,947	103	5.13
Total Interest Earning Assets	2,759,543	30,909	4.46%	2,655,882	28,712	4.30%	2,189,925	27,632	5.01%
Noninterest Earning Assets	56,489			55,873			31,445
Total Assets	$2,816,032			$2,711,755			$2,221,370
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	353,806	420	0.47%	306,162	400	0.52%	257,777	503	0.77%
Savings and Money Market Deposits	538,030	1,003	0.74	501,246	1,106	0.88	487,424	1,963	1.60
Time Deposits	362,469	1,607	1.76	369,975	1,899	2.04	353,351	2,151	2.41
Brokered Deposits	433,037	1,049	0.96	419,744	1,435	1.36	243,358	1,447	2.36
Total Interest Bearing Deposits	1,687,342	4,079	0.96	1,597,127	4,840	1.21	1,341,910	6,064	1.79
Federal Funds Purchased	4,072	4	0.33	152	—	0.33	3,011	14	1.82
Notes Payable	11,000	105	3.77	11,500	108	3.74	13,000	123	3.75
FHLB Advances	99,196	551	2.21	129,457	748	2.30	136,554	897	2.61
Subordinated Debentures	73,696	1,119	6.04	73,649	1,118	6.04	24,725	393	6.31
Total Interest Bearing Liabilities	1,875,306	5,858	1.24%	1,811,885	6,814	1.50%	1,519,200	7,491	1.96%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	654,299			615,214			451,265
Other Noninterest Bearing Liabilities	20,711			21,461			10,717
Total Noninterest Bearing Liabilities	675,010			636,675			461,982
Shareholders' Equity	265,716			263,195			240,188
Total Liabilities and Shareholders' Equity	$2,816,032			$2,711,755			$2,221,370
Net Interest Income / Interest Rate Spread		25,051	3.22%		21,898	2.80%		20,141	3.05%
Net Interest Margin (3)			3.61%			3.28%			3.65%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities		(210)			(219)			(213)
Net Interest Income		$24,841			$21,679			$19,928

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%.
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Provision for Loan Losses

The provision for loan losses was $3.9 million for the fourth quarter of 2020, an increase of $150,000 from $3.8 million for the third quarter of 2020, and an increase of $3.3 million from $600,000 for the fourth quarter of 2019. The allowance for loan losses to total loans was 1.50% at December 31, 2020, compared to 1.39% at September 30, 2020, and 1.18% at December 31, 2019. The allowance for loan losses to total loans, excluding $138.5 million of PPP loans, was 1.59% at December 31, 2020. The continued reserve build in the fourth quarter of 2020 was primarily attributable to growth of the loan portfolio, economic uncertainties, and evolving risks driven by the impacts of the COVID-19 pandemic.

As an emerging growth company, the Company is not subject to Accounting Standards Update No. 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments,“ or CECL, until January 1, 2023.

The following table presents the activity in the Company’s allowance for loan losses for the periods indicated:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands)	2020	2020	2019	2020	2019
Balance at Beginning of Period	$31,381	$27,633	$22,124	$22,526	$20,031
Provision for Loan Losses	3,900	3,750	600	12,750	2,700
Charge-offs	(463)	(6)	(205)	(517)	(388)
Recoveries	23	4	7	82	183
Balance at End of Period	$34,841	$31,381	$22,526	$34,841	$22,526

Noninterest Income

Noninterest income was $986,000 for the fourth quarter of 2020, a decrease of $171,000 from $1.2 million for the third quarter of 2020, and a decrease of $126,000 from $1.1 million for the fourth quarter of 2019. The linked-quarter decrease was primarily due to decreased gains on sales of securities, offset partially by increased customer service fees. The year-over-year decrease was primarily due to decreased swap fees, partially offset by increased letter of credit fees and customer service fees.

The following table presents the major components of noninterest income for the periods indicated:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands)	2020	2020	2019	2020	2019
Noninterest Income:
Customer Service Fees	$251	$200	$196	$826	$760
Net Gain on Sales of Securities	30	109	—	1,503	516
Net Gain on Sales of Foreclosed Assets	—	—	—	—	69
Letter of Credit Fees	477	487	394	1,503	1,184
Debit Card Interchange Fees	118	119	105	428	418
Swap Fees	—	—	255	907	255
Other Income	110	242	162	672	624
Totals	$986	$1,157	$1,112	$5,839	$3,826

Noninterest Expense

Noninterest expense was $15.3 million for the fourth quarter of 2020, an increase of $5.6 million from $9.7 million for the third quarter of 2020, and an increase of $4.8 million from $10.5 million for the fourth quarter of 2019. The linked-quarter increase was primarily due to $5.6 million of prepayment fees associated with the extinguishment of $69.0 million of FHLB term advances, as well as increases in FDIC insurance assessment and occupancy and equipment expenses, partially offset by a decrease in salaries and employee benefits. The year-over-year increase was primarily attributable to increased data processing, professional and consulting fees and FHLB advance prepayment fees, offset partially by decreased marketing and advertising expenses and lower amortization of tax credit investments.

The following table presents the major components of noninterest expense for the periods indicated:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands)	2020	2020	2019	2020	2019
Noninterest Expense:
Salaries and Employee Benefits	$6,216	$6,550	$6,235	$25,568	$22,076
Occupancy and Equipment	979	894	883	3,258	3,085
FDIC Insurance Assessment	270	160	165	788	735
Data Processing	293	267	161	1,027	647
Professional and Consulting Fees	566	492	437	1,966	1,690
Information Technology and Telecommunications	397	385	319	1,374	996
Marketing and Advertising	143	94	299	788	1,507
Intangible Asset Amortization	48	48	48	191	191
Amortization of Tax Credit Investments	146	145	1,128	738	3,225
FHLB Advance Prepayment Fees	5,613	—	—	7,043	—
Other Expense	587	637	814	2,646	2,780
Totals	$15,258	$9,672	$10,489	$45,387	$36,932

The Company had 183 full-time equivalent employees at December 31, 2020, compared to 180 employees at September 30, 2020, and 160 employees at December 31, 2019. Despite the uncertainty surrounding the COVID-19 pandemic, the Company continues to attract strategic hires in lending, deposit gathering, technology and risk management roles. The efficiency ratio, a non-GAAP financial measure, was 59.0% for the fourth quarter of 2020, compared to 42.3% for the third quarter of 2020, and 49.6% for the fourth quarter of 2019. Excluding the impact of certain non-routine income and expenses, the adjusted efficiency ratio, a non-GAAP financial measure, was 36.6% for the fourth quarter of 2020, 41.7% for the third quarter of 2020 and 44.3% for the fourth quarter of 2019. The efficiencies of the Company’s “branch-light” model have been evident throughout the pandemic, and going forward, have positioned the Company well to continue making investments in technology as the industry adapts to evolving client behavior.

Income Taxes

The effective combined federal and state income tax rate for the fourth quarter of 2020 was 25.3%, an increase from 23.8% for the third quarter of 2020, and an increase from 13.9% for the fourth quarter of 2019. The higher effective combined rate in the fourth quarter of 2020 compared to the fourth quarter of 2019 was primarily due to fewer tax credits being recognized. The effective combined federal and state income tax rate was 23.8% for the year ended December 31, 2020, compared to 18.1% for the year ended December 31, 2019.

Balance Sheet

Total assets at December 31, 2020 were $2.93 billion, a 5.5% increase from $2.77 billion at September 30, 2020, and a 29.0% increase from $2.27 billion at December 31, 2019. The linked-quarter increase in total assets was primarily due to organic loan growth, purchases of investment securities, and excess cash balances linked to extraordinary deposit growth at year-end. The year-over-year increase in total assets was primarily due to organic loan growth, PPP loan growth, purchases of investment securities, and excess cash balances.

Total gross loans at December 31, 2020 were $2.33 billion, an increase of $67.2 million, or 3.0%, over total gross loans of $2.26 billion at September 30, 2020, and an increase of $414.4 million, or 21.7%, over total gross loans of $1.91 billion at December 31, 2019. The linked-quarter increase of $67.2 million was net of $43.1 million in PPP forgiven loans during the quarter. When excluding the PPP loans altogether, gross loans grew $110.3 million, or 21.2% on an annualized basis.

The following table presents the dollar composition of the Company’s loan portfolio, by category, at the dates indicated:

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
(dollars in thousands)
Commercial	$304,220	$287,254	$302,536	$299,425	$276,035
Paycheck Protection Program	138,454	181,596	180,228	—	—
Construction and Land Development	170,217	175,882	191,768	183,350	196,776
Real Estate Mortgage:
1 - 4 Family Mortgage	294,479	286,089	289,456	272,590	260,611
Multifamily	626,465	585,814	522,491	536,380	515,014
CRE Owner Occupied	75,604	75,963	73,539	75,207	66,584
CRE Nonowner Occupied	709,300	660,058	627,651	631,541	592,545
Total Real Estate Mortgage Loans	1,705,848	1,607,924	1,513,137	1,515,718	1,434,754
Consumer and Other	7,689	6,572	6,109	4,324	4,473
Total Loans, Gross	2,326,428	2,259,228	2,193,778	2,002,817	1,912,038
Allowance for Loan Losses	(34,841)	(31,381)	(27,633)	(24,585)	(22,526)
Net Deferred Loan Fees	(9,151)	(10,367)	(10,287)	(5,336)	(5,512)
Total Loans, Net	$2,282,436	$2,217,480	$2,155,858	$1,972,896	$1,884,000

Total deposits at December 31, 2020 were $2.50 billion, an increase of $228.6 million, or 10.1%, over total deposits of $2.27 billion at September 30, 2020, and an increase of $678.3 million, or 37.2%, over total deposits of $1.82 billion at December 31, 2019. Deposit growth in the fourth quarter of 2020 was primarily due to an increase in savings and money market deposits, offset partially by a decline in noninterest bearing and time deposits. The growth in savings and money market deposits is a result of both successful new client acquisition initiatives and pandemic-related accumulation of liquidity by existing clients. Given the fluid environment, management believes deposits could experience fluctuations in future periods.

The following table presents the dollar composition of the Company’s deposit portfolio, by category, at the dates indicated:

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
(dollars in thousands)
Noninterest Bearing Transaction Deposits	$671,903	$685,773	$648,869	$476,217	$447,509
Interest Bearing Transaction Deposits	366,290	322,253	285,386	255,483	264,627
Savings and Money Market Deposits	657,617	498,397	516,543	514,113	516,785
Time Deposits	353,543	363,897	382,187	393,340	360,027
Brokered Deposits	452,283	402,724	409,066	260,974	234,362
Total Deposits	$2,501,636	$2,273,044	$2,242,051	$1,900,127	$1,823,310

Total shareholders’ equity at December 31, 2020 and September 30, 2020 was $265.4 million, an increase of $20.6 million, or 8.4%, over total shareholders’ equity of $244.8 million at December 31, 2019. The linked-quarter balances remained the same due to stock repurchases made under the Company’s stock repurchase program offset by net income retained and an increase in unrealized gains in the securities portfolio. The year-over-year increase was due to net income retained, partially offset by stock repurchases made throughout 2020 under the Company’s stock repurchase program.

Strong earnings and capital growth coupled with better asset quality visibility as loan modifications expired, supported management’s decision to resume repurchases under the Company’s stock repurchase program late in the third quarter of 2020. On October 27, 2020, the Company’s Board of Directors approved a $15.0 million increase to the Company’s previously announced stock repurchase program, increasing the amount of common stock that may be repurchased from $25.0 million to up to $40.0 million for the duration of the program, which is approved to run through October 27, 2022. The Company remains committed to maintaining strong capital levels while enhancing shareholder value as it strategically executes its stock repurchase program in this fluid economic environment. During the fourth quarter of 2020, the Company repurchased 624,933 shares of its common stock, or approximately 2% of the basic weighted average shares outstanding during the quarter. Shares were repurchased at a weighted average price of $11.18 for a total of $7.0 million. At December 31, 2020, the remaining amount that could be used to repurchase shares under the stock repurchase program was $14.7 million.

Tangible book value per share, a non-GAAP financial measure, was $9.31 as of December 31, 2020, an increase of 2.0% from $9.13 as of September 30, 2020, and an increase of 11.8% from $8.33 as of December 31, 2019.

Asset Quality

Annualized net charge-offs as a percent of average loans for the fourth quarter of 2020 were 0.08%, compared to 0.00% for the third quarter of 2020, and 0.04% for the fourth quarter of 2019. At December 31, 2020, the Company’s nonperforming assets, which include nonaccrual loans, loans past due 90 days and still accruing, and foreclosed assets, were $775,000, or 0.03% of total assets, as compared to

$433,000, or 0.02% of total assets at September 30, 2020, and $461,000 or 0.02% of total assets at December 31, 2019.

The Company has increased oversight and analysis of all segments of the loan portfolio in response to the COVID-19 pandemic, especially in vulnerable industries such as hospitality and restaurants, to proactively monitor evolving credit risk. With the change in economic conditions and the uncertain duration of the COVID-19 pandemic, the Company’s portfolio is expected to be negatively impacted and management anticipates that delinquencies and charge-offs could rise in future periods. Loans that have potential weaknesses that warrant a watchlist risk rating at December 31, 2020, were $44.8 million, compared to $50.9 million at September 30, 2020. As the COVID-19 pandemic continues to evolve, the length and extent of the economic contraction may result in further watchlist or adverse classifications in the loan portfolio. Loans that warranted a substandard risk rating at December 31, 2020 were $15.2 million, compared to $16.1 million at September 30, 2020.

The following table presents a summary of asset quality measurements at the dates indicated:

	As of and for the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2020	2020	2020	2020	2019
Selected Asset Quality Data
Loans 30-89 Days Past Due	$13	$458	$153	$21	$403
Loans 30-89 Days Past Due to Total Loans	0.00%	0.02%	0.01%	0.00%	0.02%
Nonperforming Loans	$775	$433	$602	$606	$461
Nonperforming Loans to Total Loans	0.03%	0.02%	0.03%	0.03%	0.02%
Foreclosed Assets	$—	$—	$—	$—	$—
Nonaccrual Loans to Total Loans	0.03%	0.02%	0.03%	0.03%	0.02%
Nonaccrual Loans and Loans Past Due 90 Days and Still Accruing to Total Loans	0.03	0.02	0.03	0.03	0.02
Nonperforming Assets (1)	$775	$433	$602	$606	$461
Nonperforming Assets to Total Assets (1)	0.03%	0.02%	0.02%	0.03%	0.02%
Allowance for Loan Losses to Total Loans	1.50	1.39	1.26	1.23	1.18
Allowance for Loan Losses to Total Loans, Excluding PPP Loans	1.59	1.51	1.37	N/A	N/A
Allowance for Loans Losses to Nonperforming Loans	4,495.61	7,247.34	4,590.20	4,056.93	4,886.33
Net Loan Charge-Offs (Recoveries) (Annualized) to Average Loans	0.08	0.00	(0.01)	0.01	0.04

(1)	Nonperforming assets are defined as nonaccrual loans plus loans 90 days past due plus foreclosed assets.

About the Company

Bridgewater Bancshares, Inc. is a financial holding company headquartered in St. Louis Park, Minnesota. The Company has two wholly owned subsidiaries, Bridgewater Bank, a Minnesota-chartered commercial bank founded in November 2005, and Bridgewater Risk Management, Inc., a captive insurance company founded in December 2016. Bridgewater Bank has two wholly owned subsidiaries, Bridgewater Investment Management, Inc. and BWB Holdings, LLC. Bridgewater Bank currently operates through 7 branches in Bloomington, Greenwood, Minneapolis (2), St. Louis Park, Orono, and St. Paul, all located within the Minneapolis-St. Paul-Bloomington metropolitan statistical area.

Investor Relations Contact:

Jerry Baack

Chief Executive Officer

investorrelations@bwbmn.com

952-893-6866

Use of Non-GAAP financial measures

In addition to the results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company routinely supplements its evaluation with an analysis of certain non-GAAP financial measures. The Company believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors to help them understand the Company’s operating performance and trends, and to facilitate comparisons with the performance of peers. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the negative effects of the COVID-19 pandemic, including its effects on the economic environment, our clients and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic; loan concentrations in our portfolio; the overall health of the local and national real estate market; our ability to successfully manage credit risk; business and economic conditions generally and in the financial services industry, nationally and within our market area; our ability to maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the future implementation of the Current Expected Credit Loss standard; the concentration of large loans to certain borrowers; the concentration of large deposits from certain clients; our ability to successfully manage liquidity risk; our dependence on non-core funding sources and our cost of funds; our ability to raise additional capital to implement our business plan; our ability to implement our growth strategy and manage costs effectively; developments and uncertainty related to the future use and availability of some reference rates, such as the London Interbank Offered Rate, as well as other alternative reference rates; the composition of our senior leadership team and our ability to attract and retain key personnel; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; competition in the financial services industry; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us; the impact of recent and future legislative and regulatory changes; interest rate risk; fluctuations in the values of the securities held in our securities portfolio; the imposition of tariffs or other governmental policies impacting the value of products produced by our commercial borrowers; severe weather, natural disasters, wide spread disease or pandemics (including the COVID-19 pandemic), acts of war or terrorism or other adverse external events; potential impairment to the goodwill we recorded in connection with our past acquisition; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets

(dollars in thousands, except share data)

	December 31,	September 30,	December 31,
	2020	2020	2019
	(Unaudited)	(Unaudited)
ASSETS
Cash and Cash Equivalents	$160,675	$91,510	$31,935
Bank-Owned Certificates of Deposit	2,860	2,862	2,654
Securities Available for Sale, at Fair Value	390,629	373,955	289,877
Loans, Net of Allowance for Loan Losses of $34,841 at December 31, 2020 (unaudited), $31,381 at September 30, 2020 (unaudited) and $22,526 at December 31, 2019	2,282,436	2,217,480	1,884,000
Federal Home Loan Bank (FHLB) Stock, at Cost	5,027	7,817	7,824
Premises and Equipment, Net	50,987	48,885	27,628
Accrued Interest	9,172	9,647	6,775
Goodwill	2,626	2,626	2,626
Other Intangible Assets, Net	670	718	861
Other Assets	22,263	19,064	14,650
Total Assets	$2,927,345	$2,774,564	$2,268,830

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest Bearing	$671,903	$685,773	$447,509
Interest Bearing	1,829,733	1,587,271	1,375,801
Total Deposits	2,501,636	2,273,044	1,823,310
Notes Payable	11,000	11,500	13,000
FHLB Advances	57,500	127,500	136,500
Subordinated Debentures, Net of Issuance Costs	73,739	73,665	24,733
Accrued Interest Payable	1,615	2,082	1,982
Other Liabilities	16,450	21,341	24,511
Total Liabilities	2,661,940	2,509,132	2,024,036

SHAREHOLDERS' EQUITY
Preferred Stock- $0.01 par value
Authorized 10,000,000; None Issued and Outstanding at December 31, 2020 and December 31, 2019	—	—	—
Common Stock- $0.01 par value
Common Stock - Authorized 75,000,000; Issued and Outstanding 28,143,493 at December 31, 2020 (unaudited), 28,710,775 at September 30, 2020 (unaudited) and 28,973,572 at December 31, 2019	281	287	290
Additional Paid-In Capital	103,714	110,010	112,093
Retained Earnings	154,831	149,852	127,637
Accumulated Other Comprehensive Income	6,579	5,283	4,774
Total Shareholders' Equity	265,405	265,432	244,794
Total Liabilities and Shareholders' Equity	$2,927,345	$2,774,564	$2,268,830

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income

(dollars in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, Including Fees	$28,242	$26,224	$25,132	$105,492	$94,852
Investment Securities	2,333	2,100	2,034	8,720	7,773
Other	124	169	253	614	1,153
Total Interest Income	30,699	28,493	27,419	114,826	103,778

INTEREST EXPENSE
Deposits	4,079	4,840	6,064	19,813	23,996
Notes Payable	105	108	123	439	501
FHLB Advances	551	748	897	3,390	3,407
Subordinated Debentures	1,119	1,118	393	3,109	1,556
Federal Funds Purchased	4	—	14	111	186
Total Interest Expense	5,858	6,814	7,491	26,862	29,646

NET INTEREST INCOME	24,841	21,679	19,928	87,964	74,132
Provision for Loan Losses	3,900	3,750	600	12,750	2,700

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	20,941	17,929	19,328	75,214	71,432

NONINTEREST INCOME
Customer Service Fees	251	200	196	826	760
Net Gain on Sales of Available for Sale Securities	30	109	—	1,503	516
Net Gain on Sales of Foreclosed Assets	—	—	—	—	69
Other Income	705	848	916	3,510	2,481
Total Noninterest Income	986	1,157	1,112	5,839	3,826

NONINTEREST EXPENSE
Salaries and Employee Benefits	6,216	6,550	6,235	25,568	22,076
Occupancy and Equipment	979	894	883	3,258	3,085
Other Expense	8,063	2,228	3,371	16,561	11,771
Total Noninterest Expense	15,258	9,672	10,489	45,387	36,932

INCOME BEFORE INCOME TAXES	6,669	9,414	9,951	35,666	38,326
Provision for Income Taxes	1,690	2,240	1,380	8,472	6,923
NET INCOME	$4,979	$7,174	$8,571	$27,194	$31,403

EARNINGS PER SHARE
Basic	$0.18	$0.25	$0.30	$0.95	$1.07
Diluted	0.17	0.25	0.29	0.93	1.05
Dividends Paid Per Share	—	—	—	—	—

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019

Efficiency Ratio
Noninterest Expense	$15,258	$9,672	$10,489	$45,387	$36,932
Less: Amortization of Intangible Assets	(48)	(48)	(48)	(191)	(191)
Adjusted Noninterest Expense	$15,210	$9,624	$10,441	$45,196	$36,741
Net Interest Income	$24,841	$21,679	$19,928	$87,964	$74,132
Noninterest Income	986	1,157	1,112	5,839	3,826
Less: Gain on Sales of Securities	(30)	(109)	—	(1,503)	(516)
Adjusted Operating Revenue	$25,797	$22,727	$21,040	$92,300	$77,442
Efficiency Ratio	59.0%	42.3%	49.6%	49.0%	47.4%

Adjusted Efficiency Ratio
Noninterest Expense	$15,258	$9,672	$10,489	$45,387	$36,932
Less: Amortization of Tax Credit Investments	(146)	(145)	(1,128)	(738)	(3,225)
Less: FHLB Advance Prepayment Fees	(5,613)	—	—	(7,043)	—
Less: Amortization of Intangible Assets	(48)	(48)	(48)	(191)	(191)
Adjusted Noninterest Expense	$9,451	$9,479	$9,313	$37,415	$33,516
Net Interest Income	$24,841	$21,679	$19,928	$87,964	$74,132
Noninterest Income	986	1,157	1,112	5,839	3,826
Less: Gain on Sales of Securities	(30)	(109)	—	(1,503)	(516)
Adjusted Operating Revenue	$25,797	$22,727	$21,040	$92,300	$77,442
Adjusted Efficiency Ratio	36.6%	41.7%	44.3%	40.5%	43.3%

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Pre-Provision Net Revenue
Noninterest Income	$986	$1,157	$1,112	$5,839	$3,826
Less: Gain on sales of Securities	(30)	(109)	—	(1,503)	(516)
Total Operating Noninterest Income	956	1,048	1,112	4,336	3,310
Plus: Net Interest income	24,841	21,679	19,928	87,964	74,132
Net Operating Revenue	$25,797	$22,727	$21,040	$92,300	$77,442

Noninterest Expense	$15,258	$9,672	$10,489	$45,387	$36,932
Less: Amortization of Tax Credit Investments	(146)	(145)	(1,128)	(738)	(3,225)
Less: FHLB Advance Prepayment Fees	(5,613)	—	—	(7,043)	—
Total Operating Noninterest Expense	$9,499	$9,527	$9,361	$37,606	$33,707

Pre-Provision Net Revenue	$16,298	$13,200	$11,679	$54,694	$43,735

Plus:
Non-Operating Revenue Adjustments	30	109	—	1,503	516
Less:
Provision for Loan Losses	3,900	3,750	600	12,750	2,700
Non-Operating Expense Adjustments	5,759	145	1,128	7,781	3,225
Provision for Income Taxes	1,690	2,240	1,380	8,472	6,923
Net Income	$4,979	$7,174	$8,571	$27,194	$31,403

Average Assets	$2,816,032	$2,711,755	$2,221,370	$2,617,579	$2,114,211
Pre-Provision Net Revenue Return on Average Assets	2.30%	1.94%	2.09%	2.09%	2.07%

	As of and for the Three Months Ended			As of and for the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019

Tangible Common Equity and Tangible Common Equity/Tangible Assets
Common Equity	$265,405	$265,432	$244,794
Less: Intangible Assets	(3,296)	(3,344)	(3,487)
Tangible Common Equity	262,109	262,088	241,307

Total Assets	2,927,345	2,774,564	2,268,830
Less: Intangible Assets	(3,296)	(3,344)	(3,487)
Tangible Assets	$2,924,049	$2,771,220	$2,265,343
Tangible Common Equity/Tangible Assets	8.96%	9.46%	10.65%

Tangible Book Value Per Share
Book Value Per Common Share	$9.43	$9.25	$8.45
Less: Effects of Intangible Assets	(0.12)	(0.12)	(0.12)
Tangible Book Value Per Common Share	$9.31	$9.13	$8.33

Average Tangible Common Equity
Average Common Equity	$265,716	$263,195	$240,188	$258,736	$232,539
Less: Effects of Average Intangible Assets	(3,323)	(3,371)	(3,510)	(3,395)	(3,582)
Average Tangible Common Equity	$262,393	$259,824	$236,678	$255,341	$228,957

Bridgewater Bancshares, Inc. and Subsidiaries

Analysis of Average Balances, Yields and Rates (year-to-date)

(dollars in thousands, except per share data) (Unaudited)

	December 31, 2020			December 31, 2019
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$80,113	$170	0.21%	$46,366	$755	1.63%
Investment Securities:
Taxable Investment Securities	234,873	5,712	2.43	149,967	4,354	2.90
Tax-Exempt Investment Securities (1)	87,587	3,807	4.35	101,012	4,327	4.28
Total Investment Securities	322,460	9,519	2.95	250,979	8,681	3.46
Paycheck Protection Program Loans (2)	122,240	4,143	3.39	—	—	—
Loans (1)(2)	2,032,180	101,469	4.99	1,785,937	94,852	5.31
Total Loans	2,154,420	105,612	4.90	1,785,937	94,852
Federal Home Loan Bank Stock	8,866	444	5.01	7,916	398	5.03
Total Interest Earning Assets	2,565,859	115,745	4.51%	2,091,198	104,686	5.01%
Noninterest Earning Assets	51,720			23,013
Total Assets	$2,617,579			$2,114,211
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	295,036	1,626	0.55%	223,376	1,634	0.73%
Savings and Money Market Deposits	523,520	5,341	1.02	447,040	7,747	1.73
Time Deposits	374,195	7,806	2.09	349,148	8,379	2.40
Brokered Deposits	348,126	5,040	1.45	261,023	6,236	2.39
Total Interest Bearing Deposits	1,540,877	19,813	1.29	1,280,587	23,996	1.87
Federal Funds Purchased	7,239	111	1.53	7,433	186	2.50
Notes Payable	11,749	439	3.73	13,750	501	3.64
FHLB Advances	148,524	3,390	2.28	133,968	3,407	2.54
Subordinated Debentures	50,954	3,109	6.10	24,686	1,556	6.30
Total Interest Bearing Liabilities	1,759,343	26,862	1.53%	1,460,424	29,646	2.03%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	579,595			414,377
Other Noninterest Bearing Liabilities	19,905			6,871
Total Noninterest Bearing Liabilities	599,500			421,248
Shareholders' Equity	258,736			232,539
Total Liabilities and Shareholders' Equity	$2,617,579			$2,114,211
Net Interest Income / Interest Rate Spread		88,883	2.98%		75,040	2.98%
Net Interest Margin (3)			3.46%			3.59%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities		(919)			(908)
Net Interest Income		$87,964			$74,132

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%.
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.